PHOENIX EQUITY TRUST
                       Phoenix Strategic Growth Fund

                         SUBADVISORY AGREEMENT

                                                   March 10, 2008
SCM Advisors, LLC
909 Montgomery Street
San Francisco, California 94133
RE: Subadvisory
Agreement

Ladies and Gentlemen:

Phoenix Equity Trust (the "Trust") is an open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Trust are offered or may be offered in several series, including the Phoenix Strategic Growth Fund (hereinafter referred to as the "Fund"). Phoenix Investment Counsel, Inc. (the "Adviser") evaluates and recommends series advisers for the Trust and is responsible for the day-to-day management of the Fund.

1.  Employment as a Subadviser.	The Adviser, being duly
authorized, hereby employs SCM Advisors, LLC (the
"Subadviser") as a subadviser to invest and reinvest the assets of the Fund on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive; the Subadviser may render services to others and engage in other activities which do not conflict in any material manner in the Subadviser's performance hereunder.

2.  Acceptance of Employment; Standard of Performance.	The
Subadviser accepts its employment as a subadviser to the Adviser and agrees to use its best professional judgment to make investment decisions for the Trust in accordance with the provisions of this Agreement.

3.  Services of Subadviser.	The Subadviser shall provide the
services set forth herein and in Schedule A attached hereto
and made a part hereof. In providing management services to
the Fund, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Trust as they apply to the Fund and as set forth in the Trust's then
current Prospectus and Statement of Additional Information
(as the same may be modified from time to time) and to the Trust's Agreement and Declaration of Trust, to the
investment and other restrictions set forth in the Act, the Securities Act of 1933 and the Internal Revenue Code and the rules and regulations thereunder, and to the supervision and control of the Trustees of the Trust (the "Trustees"). The Subadviser shall not, without the Adviser's prior approval, effect any transactions which would cause the Trust at the time of the transaction to be out of compliance with any of
such restrictions or policies.
4.   Expenses.  The Subadviser shall furnish at its own expense,
or pay the expenses of the Adviser,	for the following:

     (a) Office facilities, including office space, furniture and equipment utilized by its employees, in the fulfillment of Subadviser' s responsibilities hereunder;

     (b) Personnel necessary to perform the functions required to manage the investment and reinvestment of the Trust's assets (including those required for research, statistical and investment work), and to fulfill the other functions of the Subadviser hereunder;

     (c) Personnel to serve without salaries for the Trust as officers or agents of the Trust. The Subadviser need not provide personnel to perform, or pay the expenses of the Adviser for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, auditors and legal counsel; and

     (d) Compensation and expenses, if any, of the Trustees who are also full-time employees of the Subadviser.

5. Transaction Procedures. All transactions for the Fund will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Trust (the "Custodian"), or such depositories or agents as may be designated by the Custodian pursuant to its agreement with the Trust (the "Custodian Agreement"), of all cash and/or securities due to or from the Fund. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in writing to the Trust all investment orders for the Fund placed by it with brokers and dealers at the time and in the manner set forth in the Custodian Agreement and in Schedule B hereto (as amended from time to time). The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

6.  Allocation of Brokerage.    The Subadviser shall have
authority and discretion to select brokers and dealers to execute Fund transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

    A. In placing orders for the sale and purchase of securities for the Fund, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Trust, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain "best execution" on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Trust, as to which the Subadviser exercises investment discretion, notwithstanding that the Trust may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Trust a lower commission on the particular transaction.

    B. Subject to the requirements of paragraph A above, the Adviser shall have the right to require that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Adviser and the Subadviser, shall be executed by brokers and dealers that provide brokerage or research services to the Trust or that will be of value to the Trust in the management of its assets, which services and relationship may, but need not, be of direct or exclusive benefit to the Trust. In addition, subject to paragraph A above, the applicable Conduct Rules of the National Association of Securities Dealers, Inc. and other applicable law, the Trust shall have the right to request that transactions be executed by brokers and dealers by or through whom sales of shares of the Trust are made.

    C. The Subadviser shall not execute any transactions for the Trust with a broker or dealer that is an "affiliated person" (as defined in the Act) of the Trust, the Subadviser or the Adviser without the prior written approval of the Trust.

7. Fees for Services. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule
C. Pursuant to the Investment Advisory Agreement between the Trust and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

8.  Limitation of Liability.	The Subadviser shall not be liable
for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Trust, provided, however, that such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Trust and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Subadviser in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Subadviser from liability under the Act, other federal or state securities laws or common law).

9. Confidentiality. Subject to the duty of the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Subadviser and the trust in respect thereof.

10.  Assignment.	This Agreement shall terminate automatically
in the event of its assignment, as that term is defined in
Section 2(a)(4) of the Act. The Subadviser shall notify the Adviser in writing sufficiently in advance of any proposed change of control, as termed in Section 2(a)(9) of the Act, as will enable the Adviser to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur and to take the steps it deems necessary.

11.  Representations, Warranties and Agreements of the
Subadviser. The Subadviser represents, warrants and agrees that:

A. It is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act").

B. It will maintain, keep current and preserve on behalf of the Trust, in the manner required or permitted by the Act and the Rules thereunder, the records identified in Schedule D (as amended from time to time).
The Subadviser agrees that such records are the property of the Trust, and will be surrendered to the Trust or to the Adviser as agent of the Trust promptly upon request of either.

C. It has a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Adviser with a copy of the code of ethics and evidence of its adoption. Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Trust (the "Code of Ethics"). Within 10 days of the end of each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Trust and to the Adviser that the Subadviser has complied with the requirements of Rule 17j-1 during the previous calendar quarter and that there has been no violation of its code of ethics, or the Code of Ethics, or if such a violation has occurred, that appropriate action was taken in response to such violation. The Subadviser shall permit the Trust and Adviser to examine the reports required to be made by the Subadviser under Rule 17j-l(c)(1) and this subparagraph.

    D. It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser in respect to the Fund could affect the Fund, by the Fund, of "federal securities laws" (as defined in Rule 38a-1 under the Act), and that the Subadviser has provided the Fund with true and complete copies of its policies and procedures
(or summaries thereof) and related information reasonably requested by the Fund. The Subadviser agrees to cooperate with periodic reviews by the Fund's compliance personnel of the Subadviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund from time to time such additional information and certifications in respect of the Subadviser's policies and procedures, compliance by the Subadviser with federal securities laws and related matters and the Fund's compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Adviser of any compliance violations which affect the Designated Series.

    E. Reference is hereby made to the Declaration of Trust establishing the Trust, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter so filed with the Secretary of the State of Delaware and elsewhere as required by law. The name Phoenix
Equity Trust Fund refers to the Trustees under said
Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer agent or employee of the Trust shall be held to any personal liability in connection with the affairs of the Trust; only the trust estate under said
Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Trust or of any successor of the Trust, whether such liability now exists or is hereafter incurred for claims against the trust estate.

12. Amendment. This Agreement may be amended at any time, but only by written agreement between the Subadviser and the Adviser, which amendment, other than amendments to Schedules B and D, is subject to the approval of the Trustees and the Shareholders of the Trust as and to the extent required by the Act.

13. Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement. Unless terminated as hereinafter provided, this Agreement shall remain in full force and effect until December 31, 2008, and thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested
Trustees in accordance with the requirements of Section
15(c) thereof.


14. Termination. This Agreement may be terminated by either party, without penalty, immediately upon written notice to the other party in the event of a breach of any provision thereof by the party so notified, or otherwise, upon sixty (60) days' written notice to the other party, but any such termination shall not affect the status, obligations or liabilities of either party hereto to the other party.


15.  Applicable Law.   To the extent that state law is not
preempted by the provisions of any law of the United
States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

16. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

17. Proxies. The subadviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the Assets in accordance with such policies and procedures adopted or approved from time to time by the Trust. Unless the Adviser or the Trust gives the Subadviser written instructions to the contrary, the Subadviser will, in compliance with the proxy voting procedures of the Trust then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser with quarterly proxy voting reports in such form as the Adviser may request from time to time.

18. Prohibited Conduct. In providing the services described in this Agreement, the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Phoenix Investment Partners, Ltd. Regarding transactions for the Fund in securities or other assets. The Fund shall provide the Subadviser with a list of investment companies sponsored by Phoenix and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

[signature page follows]

                              PHOENIX STRATEGIC EQUITY SERIES FUND



                              By: /s/George R. Aylward
                              Name:  George R. Aylward
                              Title:    President


                              PHOENIX INVESTMENT COUNSEL, INC.

                              By: /s/John H. Beers
                              Name:  John H. Beers
                              Title:    Vice President and Clerk


ACCEPTED:

SCM Advisors, LLC


By: /s/George R. Aylward
Name:  George R. Aylward
Title: Executive Vice President

SCHEDULES:  A.    Subadviser Functions
            B.    Operational Procedures
            C.    Fee Schedule
            D.    Record Keeping Requirements
            E.    Form of Sub-Certification











                                  SCHEDULE A

                              SUBADVISER FUNCTIONS

      With respect to managing the investment and reinvestment of the Fund assets, the Subadviser shall provide, at its own expense:

      (a) An investment program for the Fund consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Adviser;

      (b) Implementation of the investment program for the Fund based upon the foregoing criteria;

      (c) Quarterly reports, in form and substance acceptable to the Adviser, with respect to: i) compliance with the Code of Ethics and the Subadviser's code of ethics; ii) compliance with procedures adopted from time to time by the Trustees of the Trust relative to securities eligible for resale under Rule 144A under the Securities
Act of 1933, as amended; iii) diversification of Fund assets in accordance with the then prevailing prospectus and statement of additional information pertaining to the Trust and governing laws; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Fund limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and, vi) the implementation of the Fund's investment program, including, without limitation, analysis of Fund performance;

     (d) Attendance by appropriate representatives of the Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees; and

     (e)  Participation, overall assistance and support in
marketing the Fund, including, without limitation,
meetings with pension fund representatives,
broker/dealers who have a sales agreement with Phoenix
Equity Planning Corporation, and other parties requested
by the Adviser.
8


[Page Break]

                               SCHEDULE B

                        OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to State Street Bank and Trust Company (the "Custodian"), the custodian for the Trust.
The Subadviser must furnish the Custodian with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5 p.m. (Eastern Standard time) on the day of the trade (confirmation received from broker). The necessary information can be sent via facsimile machine to the Custodian. Information provided to the Custodian shall include the following:

     1.  Purchase or sale;
     2.  Security name;
     3.  CUSIP number (if applicable);
     4.  Number of shares and sales price per share;
     5.  Executing broker;
     6.  Settlement agent;
     7.  Trade date;
     8.  Settlement date;
     9.  Aggregate commission or if a net trade;
    10.  Interest purchased or sold from interest bearing security;
    11.  Other fees;
    12.  Net proceeds of the transaction;
    13.  Exchange where trade was executed; and
    14.  Identified tax lot (if applicable).

When opening accounts with brokers for, and in the name of, the Trust, the account must be a cash account. No margin accounts are to be maintained in the name of the Trust. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report. This will normally be done by telex so that the Subadviser will know the amount available for investment purposes.

[Page Break]

                             SCHEDULE C

                           SUBADVISORY FEE


     (a) For Services provided to the Trust pursuant to paragraph 3 hereof the Adviser will pay to the Subadviser, a fee, payable in arrears, at the following annual rates. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Trust and each Fund shall be valued as set forth in the then current registration statement of the Trust.

     (b)  The fee to be paid to the Subadviser is:	50% of the
gross advisory fee.







                                     SCHEDULE D

                   RECORDS TO BE MAINTAINED BY THE SUBADVISER

     1. (Rule 3 la-l (b)(5)) A record of each brokerage order, and all other purchases and sales, given by the Subadviser on behalf of the Trust for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

         A.  The name of the broker;
         B. The terms and conditions of the order and of any modifications or cancellations thereof;
         C.  The time of entry or cancellation;
         D.  The price at which executed;
         E.  The time of receipt of a report of execution; and
         F. The name of the person who placed the order on behalf of the Trust.

     2. (Rule 31a-l(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Trust securities to named broker or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

         A.  Shall include the consideration given to:
            (i)  The sale of shares of the Trust by brokers or
                  dealers.
           (ii)  The supplying of services or benefits by brokers or
                  dealers to:
                 (a)  The Trust,
                 (b)  The Adviser (phoenix Investment Counsel, Inc.)
                 (c)  The Subadviser, and
                 (d)  Any person other than the foregoing.
           (iii)  Any other consideration other than the
                   technical qualifications of the brokers and
                   dealers as such.
         B.  Shall show the nature of the services or benefits made available.
         C.  Shall describe in detail the application of any general
             or specific formula or other	determinant used in arriving
             at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.
         D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 31a-(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization. *

4. (Rule 31a-l(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Subadviser's transactions for the Trust.

* Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or subadviser review.